EXHIBIT 99.12
                                                  914-577-2430
                                                  Contact:
                                                  Michael Donovan






NEW YORK PUBLIC SERVICE COMMISSION OKAYS
ORANGE AND ROCKLAND'S FINAL GENERATION ASSETS DIVESTITURE PLAN


Pearl River, NY April 8, 1998 - The New York State Public Service

Commission (NYPSC) today approved Orange and Rockland Utilities,

Inc.'s Final Divestiture Plan for the sale by auction of its generating assets, a plan designed to protect the interests of

O&R's customers, shareholders and employees in the deregulated electric industry.



O&R will begin the auction process, pending a review of the

NYPSC's order which is due next week.



Today's approved Divestiture Plan sets up the framework for the auction.  It identifies how the generating assets will be

packaged for sale; what restrictions, if any, will be placed on the capacity that any one bidder may purchase; the procedures to be followed in the sale of the generating assets; and key dates and milestones to achieve the scheduled divestiture.



The NYPSC approval of the Final Divestiture Plan follows the

NYPSC's approval on November 26, 1997 of O&R's Electric Rate and

Restructuring Plan.  That Plan calls for lower electric rates,

the sale at auction of the Company's generating assets and the mechanism for providing customer choice of energy providers.



Part of the Restructuring Plan calls for the sale at auction of

O&R's one-third ownership of the Bowline Point Generating Station in West Haverstraw, NY (jointly owned with Consolidated Edison)

and the Lovett Generating Station in Stony Point, NY.  Also up

for auction are the utility's gas turbine facilities at

Middletown and Hillburn, NY, and its hydroelectric generating stations located primarily in the Sullivan County, NY communities of Lumberland and Forestburgh.  The current book value of the generating assets is approximately $269 million.



Under the Restructuring Plan, O&R will remain a regulated

transmission and distribution company that will deliver

electricity to its customers.  Once the plants are sold, O&R will purchase electricity as a regulated delivery company for resale to its electric customers who do not select an alternate supplier of generation services.



The investment banking firm of Donaldson, Lufkin & Jenrette

Securities Corporation (DLJ) is responsible for assisting in structuring the sale process, soliciting bidders, evaluating proposals and securing final sales agreements.



To notify DLJ of bidder interest, please fax the name of your company, your address and phone number and state your interest in the auction of O&R generating assets to John Cavalier at DLJ (fax

# 212-892-7272).  That fax will ensure your notification of the next step in the bidder process.